Attachment to Form N-SAR, LPT Variable Insurance Series Trust,
File Number 811-08960

Sub-Item 77C: Submission of matters to a vote of security holders

A special meeting of shareholders of the Lexington Corporate Leaders Portfolio was held on August 3, 2000 to approve a change from sub-advisor for the Lexington Corporate Leaders Portfolio from Lexington Management Corporation to London Pacific Advisory Services, Inc. and a proposed amendment to the Sub-Advisory Agreement among LPIMC Insurance Marketing Services ("Advisor"), London Pacific Advisory Services, Inc. and the Trust. The vote was as follows:

         For               Against          Abstain
    493,229.649          2,629.479            9,809.981


A special meeting of shareholders of the Harris Associates Value Portfolio was held on October 27, 2000 to approve a proposed new Sub-Advisory Agreement among LPIMC Insurance Marketing Services ("Advisor"), Harris Associates L.P. and the Trust. The vote was as follows:

         For               Against          Abstain
    485,601.631          9,588.775           28,416.236